Exhibit 99.1
Sabine Royalty Trust
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR SEPTEMBER
     Dallas, Texas, September 6, 2007 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.30230 per unit, payable on September 28, 2007, to unit holders of record on September 17, 2007.
     This distribution reflects primarily the oil production for June 2007 and the gas production for May 2007. Preliminary production volumes are approximately 27,168 barrels of oil and 494,382 mcf of gas. Preliminary prices are approximately $62.58 per barrel of oil and $5.46 per mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	27,168	494,382	$62.58	$6.53
Prior Month	48,667	536,291	$55.66	$6.77
     Due to the timing of the end of the month of August, approximately $581,000 of revenue received will be posted in the following month of September in addition to normal receipts during September. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in August and prior to this press release, approximately $2,289,000 in revenue has been received.
     For additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at
http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541